(i)(9)

September 27, 2012

BMO Asset Management Corp.

115 South LaSalle Street

Chicago, Illinois 60603

RE:	BMO Low Volatility Equity Fund, BMO Short Tax-Free Fund and BMO TCH Emerging Markets Bond Fund

Ladies and Gentlemen:

We have acted as Wisconsin corporate counsel for you in connection with the sale by Marshall Funds, Inc. d/b/a BMO Funds (the “Company”) of an indefinite number of shares (the “Shares”) of common stock, $.0001 par value, of Series Y and Series I shares of (a) the BMO Low Volatility Equity Fund, (b) the BMO Short Tax-Free Fund and (c) the BMO TCH Emerging Markets Bond Fund (collectively, the “Funds”) in the manner set forth in the Registration Statement on Form N-1A (the “Registration Statement”) (and the Prospectus of the Funds included therein).

We have examined: (a) the Registration Statement (and the Prospectus of the Funds included therein), (b) the Company’s Articles of Incorporation and By-Laws, each as amended to date, (c) certain resolutions of the Company’s Board of Directors and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

Based on the foregoing, we are of the opinion that the Shares, when sold as contemplated in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act of 1933, as amended (the “1933 Act”), or within the category of persons whose consent is required by Section 7 of the 1933 Act.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.